EX-12

                   Southern Indiana Gas And Electric Company
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   For the Five Years Ended December 31, 1996

                         1996     1995     1994       1993     1992
                                  (in thousands)
Earnings as Defined

Net income <F1>          $42,841  $39,624  $41,025    $39,588  $36,758
Add:
 Income Taxes:
   Current:
    Federal               11,773    7,031   15,257     5,880    13,049
    State                  1,934    1,601    2,519     1,310     2,444
   Deferred, net:
    Federal               10,081    7,771      (80)    9,682       550
    State                  1,690    1,385      314     1,581       439
   Deferred investment
    tax credit, net       (1,443)  (1,556)  (1,846)   (1,868)   (1,873)
 Interest on long-term
  debt, net of AFUDC
  borrowed                17,987   18,168   16,546    17,012    17,334
 Amortization of premium,
  discount and expense
  on debt                    690      694      852       773       446
 Other interest            2,350    1,894    1,589       747       461
 Interest component of
  rent expense <F2>          438      565      416       405       391

   Earnings as defined   $88,341  $77,177  $76,592   $75,110   $69,999

Fixed Charges as Defined

 Interest on long-term
  debt                   $18,432  $18,789  $18,604   $18,437   $17,768
 Amortization of premium,
  discount and expense
  on debt                    690      694      852       773       446
 Other interest            2,350    1,894    1,589       747       461
 Interest component of
  rent expense <F2>          438      565      416       405       391

   Fixed charges as
    defined              $21,910  $21,942  $21,461   $20,362   $19,066

Ratio of Earnings to
 Fixed Charges <F3>         4.03     3.52     3.57      3.69      3.67

NOTES:

<F1>  Net income, as defined, is before preferred dividend
requirements.
<F2>  One-third of rentals represents a reasonable
approximation of the interest factor.
<F3>  The ratios shown above do not reflect the fixed charge component in SIGECO's power contract with OVEC (see "SIGECO-Electric Business", page 5). Inclusion of the component in the computation would not have a significant effect on the ratios.